UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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BLUELINX HOLDINGS INC.

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BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
April 14, 2014
Dear Stockholder:
I am pleased to invite you to the 2014 Annual Meeting of Stockholders of BlueLinx Holdings Inc. The meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 15, 2014, at 1:00 p.m. Eastern Daylight Savings Time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting, and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and mail promptly the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.
On behalf of the Board of Directors, management and employees of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.
Very truly yours,

Mitchell B. Lewis
President and Chief Executive Officer

BLUELINX HOLDINGS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders of BlueLinx Holdings Inc. will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 15, 2014, at 1:00 p.m. Eastern Daylight Saving Time, for the following purposes:
1. to elect nine directors to hold office until the 2015 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014;
3. to hold an advisory, non-binding vote to approve the executive compensation described in this Proxy Statement;
4. to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.
Stockholders of record at the close of business on April 4, 2014 will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.
The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 and 3.
Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid reply envelope. This will assist us in preparing for the meeting.
By Order of the Board of Directors,

Sara E. Epstein
Vice President, General Counsel and Secretary
April 14, 2014
Atlanta, Georgia

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 15, 2014
BlueLinx Holdings Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.
You may access the following proxy materials as of the date they are first mailed to our stockholders by visiting https://materials.proxyvote.com/09624H:
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  Notice of 2014 Annual Meeting of Stockholders to be held on Thursday, May 15, 2014;
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  Proxy Statement for 2014 Annual Meeting of Stockholders to be held on Thursday, May 15, 2014; and
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  Annual Report on Form 10-K for the fiscal year ended January 4, 2014.
These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. In accordance with SEC rules, the proxy materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2014 Annual Meeting of Stockholders or any postponement or adjournment of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”
Copies of this proxy statement, the form of proxy and the annual report will first be mailed to stockholders on or about April 14, 2014. The proxy statement and annual report are also available on the investor relations page of our website at www.bluelinxco.com or https://materials.proxyvote.com/09624H.
Attending the Annual Meeting
The Annual Meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 15, 2014, at 1:00 p.m. Eastern Daylight Saving Time. For directions to the meeting please contact our investor relations department at 770-953-7000. Holders of our common stock as of the close of business on April 4, 2014 will be entitled to attend and vote at the meeting.
i

BLUELINX HOLDINGS INC.
4300 Wildwood Parkway
Atlanta, Georgia 30339
770-953-7000
GENERAL INFORMATION
Why did I receive this proxy statement?
This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the annual meeting of our stockholders to be held on May 15, 2014, and any adjournment thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at our headquarters, 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Thursday, May 15, 2014, at 1:00 p.m. Eastern Daylight Saving Time. This proxy statement and accompanying proxy card are being first sent or given to our stockholders on or about April 14, 2014. Our Annual Report on Form 10-K for the year ended January 4, 2014, accompanies this proxy statement.
Who is soliciting my vote?
Our Board is soliciting your vote at the 2014 Annual Meeting of BlueLinx Stockholders.
Who is entitled to vote?
Only our stockholders of record at the close of business on April 4, 2014, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our common stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.
Who can attend the meeting?
All stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.
Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.
What will I vote on?
Three items:
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  the election of nine directors to our Board;
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  the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014; and
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  an advisory, non-binding vote to approve the executive compensation described in this Proxy Statement.
Will there be any other items of business on the agenda?
We do not expect any other items of business at the meeting. Nonetheless, if there is an unforeseen matter raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.
How many votes must be present to conduct business at the meeting?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, we had 87,601,516 shares of common stock outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.
How do I vote?
If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares.
Can I change my vote after I return my proxy card?
Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the recommendations of our Board of Directors?
Our Board recommends a vote FOR the election of the nominated slate of directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014, and FOR the approval, on an advisory basis, of the executive compensation described in this Proxy Statement.
What vote is required to approve each item?
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  Election of Directors.   A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the nine director nominees receiving the most votes will be elected. Broker non-votes or marking your proxy card to withhold authority for all or some nominees will have no effect on the election of directors.
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  Ratification of Independent Registered Public Accounting Firm.   The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.
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  Approval on a non-binding, advisory basis of the compensation of the Company’s Named Executive Officers.   Adoption of a resolution approving, on a non-binding, advisory basis the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement, requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote. As a result, abstentions will have the effect of a vote “against” the proposal; however, broker non-votes will have no effect on this proposal.
What if I don’t vote for some or all of the matters listed on my proxy card?
If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:
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  FOR the director nominees to the Board listed on the proxy card;
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  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014; and
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  FOR the approval, on an advisory, non-binding basis, of the executive compensation described in this Proxy Statement.
How will proxies be solicited?
Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.
Is there electronic access to the proxy materials and annual report?
Yes, the materials will be available, as of the date they were first mailed to our stockholders, by visiting https://materials.proxyvote.com/09624H. In addition, this proxy statement and our Annual Report on Form 10-K are available on our website at www.bluelinxco.com.
Who are our largest stockholders?
As of the Record Date, Cerberus ABP Investor LLC, an affiliate of Cerberus Capital Management, L.P., or Cerberus, owned 47,138,267 shares of our common stock, representing approximately 53.33% of the then outstanding shares of common stock of BlueLinx. As of the Record Date, we believe Stadium Capital Management, LLC exercises shared voting and investment authority over 5,010,895 shares of our stock in conjunction with Alexander H. Seaver and Bradley R. Kent, and Stadium Capital Partners, L.P. (with respect to 4,409,636 of these shares of our stock), representing approximately 5.67% of the then outstanding shares of common stock of BlueLinx. As of the Record Date, we believe Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P., through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. exercises shared voting and investment authority over 4,423,076 shares of our stock in conjunction with Prescott Group Capital Management, L.L.C., representing approximately 5.00% of the then outstanding shares of common stock of BlueLinx.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING
PROPOSAL 1:
ELECTION OF DIRECTORS
Our Board presently consists of nine members. Pursuant to the Company’s bylaws, the Board has nominated nine persons for election as directors of the Company at the 2014 Annual Meeting of Stockholders. Eight of our nine current directors have been nominated for reelection and have consented to stand for reelection. Mr. Howard S. Cohen will not stand for reelection.
The terms of all of the members of our Board will expire at the next annual meeting after their election, or when their successors, if any, are elected and appointed. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.
Our Board unanimously recommends a vote FOR each of the following nominees:
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  Kim S. Fennebresque
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  Richard S. Grant
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  Roy W. Haley
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  Ronald E. Kolka
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  Mitchell B. Lewis
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  Steven F. Mayer
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  Gregory S. Nixon
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  Alan H. Schumacher
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  M. Richard Warner
Biographical and other information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.
PROPOSAL 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2014. Ernst & Young LLP has served as our independent registered public accounting firm since our inception. While stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.
Ernst & Young LLP has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries. We expect that representatives of Ernst & Young LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our stockholders.

Fees Paid To Independent Registered Public Accounting Firm
The following table presents the aggregate fees billed by Ernst & Young LLP for professional services for fiscal years 2013 and 2012, by category as described in the notes to the table:

	2013	2012
Audit Fees(1)	$1,745,170	$1,603,124
Audit-Related Fees(2)	—	152,129
Tax Fees	—	—
All Other Fees(3)	1,995	1,995
TOTAL	$1,747,165	$1,757,248

(1)
  Consists of fees related to audits of our consolidated financial statements, reviews of interim financial statements and disclosures in filings with the Securities and Exchange Commission (“SEC”), as well as statutory audit procedures and review of other documents filed with the SEC. Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)
  Consists of fees billed for services related to benefit plan audits.
(3)
  Consists of fees billed for services related to certain transactional services and certain research related products.
Pre-Approval of Audit and Non-Audit Services
The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. All audit and non-audit work described above was pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member shall be presented to the full Audit Committee at each of its scheduled meetings.
Our Board recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2014.
PROPOSAL 3:
ADVISORY, NON-BINDING VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As required pursuant to Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders to approve the compensation of our executives as described under “Compensation Discussion and Analysis” (“CD&A”) and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions. At our 2011 Annual Meeting, our stockholders voted, consistent with the recommendation of the Company’s board of directors, to hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers annually. Accordingly, we presently intend to hold annual say-on-pay votes. At our 2013 Annual Meeting of Stockholders, our stockholders overwhelmingly approved our say-on-pay proposal, with over 98 percent of the votes cast approving the 2012 executive compensation described in our 2013 proxy statement. Based on this strong support from our stockholders, we believe our compensation programs are effectively designed and continue to be aligned with the interests of our stockholders.

As discussed below in our CD&A, our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Key elements of our compensation philosophy include:
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  Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;
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  Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;
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  Where possible, a significant component of total direct compensation should consist of variable compensation;
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  Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and
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  Increased compensation can be earned through an individual’s increased contribution to the Company.
The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards serving the long-term interests of the Company and our stockholders. The Board believes that the executive compensation as described in this proxy statement aligns with our compensation philosophy.
Our Board recommends a vote FOR the following advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables and narrative discussion, is hereby approved.”
INFORMATION ABOUT THE BOARD OF DIRECTORS
Our Board met nine times during 2013. Each incumbent director attended at least 75% of the total of all Board and committee meetings he was entitled to attend during 2013.
Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC and applicable rules and regulations of the New York Stock Exchange (“NYSE”). The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. Based on its review, the Board has affirmatively determined, by resolution of the Board as a whole, that the directors serving on the Audit Committee have no material relationship with us or any other matter of any kind that would impair their independence for purposes of serving on our Board and, therefore, satisfy the requirements to be considered independent under the NYSE listing standards applicable to the Board as well as satisfying the independence requirements applicable to audit committee membership.
As further described under “Controlled Company,” below, because we are a “controlled company,” we are exempt from the requirement that our Board be comprised of a majority of independent directors. Three members of our current Board are current or recent employees of, or senior advisors to, Cerberus, the indirect holder of a majority of the outstanding shares of our common stock, and as such are not independent. However, if the nine persons nominated by the Board for election as directors are elected, the Board would be comprised of a majority of independent directors.
Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the two standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as in effect from time to time, may be found on our website, www.bluelinxco.com. Each of these committees has the right to retain its own legal counsel and other advisors. While we do not have a formal attendance policy, all of our directors are encouraged to attend our Annual Meeting of Stockholders. Five of our then six directors attended the 2013 Annual Meeting of Stockholders.
Board Structure and Risk Oversight
We have separate persons serving as Chairman of the Board and Chief Executive Officer. Roy W. Haley is our Chairman and chairs our Board meetings. Mitchell B. Lewis is our President and Chief Executive Officer. The Chairman of the Board provides general oversight and high level strategic planning for the Company while the Chief Executive Officer manages the business of the organization with a focus on daily operations as they relate to the Company’s long-term strategy. We believe this structure is appropriate for the Company at this time as it keeps board leadership separate from operational management.
Our Board monitors our exposure to a variety of risks. Risk may be addressed from time to time by the full Board or by one or more of our Board Committees. Senior management is responsible for identifying and managing material risks faced by the Company and periodically reports on such risks to the full Board or to the appropriate committee. Our audit committee charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor, control and minimize such exposures. Liquidity risk, credit risk and risks associated with our debt facilities and cash management are handled primarily by our finance and accounting department, which provides regular reports to our Audit Committee. The Compensation Committee is responsible for reviewing whether our compensation programs encourage excessive risk taking by senior executive management. General business and operational risks are handled primarily by senior executive management, which discusses any such risks as necessary during its regular meetings with the Board. The Company also has established a risk committee, comprised of functional area leaders within the Company, which assists the internal audit group with monitoring and addressing the Company’s risks.
Lead Director
The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive board sessions. Mr. Haley, the Chairman of the Board, currently serves as the Company’s lead director. Any interested party may contact the lead director by directing such communications to the lead director c/o Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339. Any such correspondence received by us will be forwarded to the lead director.
Committees of the Board of Directors
The Audit Committee
Our Board established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.
The Audit Committee met 19 times in 2013. The Audit Committee currently consists of Messrs. Schumacher, Grant, Warner and Haley. As discussed above, our Board has affirmatively determined that Messrs. Schumacher, Grant, Warner and Haley are each “independent,” as such term is defined under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Our Board has determined that Mr. Schumacher is an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC.

The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the audit committee charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Audit Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Audit Committee.
The Audit Committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number as set out in our code of conduct and ethics. See “Corporate Governance Guidelines and Code of Ethics” below.
The Compensation Committee
The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and is empowered to: (1) establish a compensation policy for executive officers, including setting base salaries and incentive compensation; (2) review compensation practices and trends and risks that may be created by the design of our compensation programs; (3) establish compensation levels for executive officers; (4) approve employment contracts; (5) administer our equity and other incentive plans; and (6) undertake administration of other employee benefit plans. The Compensation Committee currently consists of Messrs. Cohen, Schumacher, Fennebresque and Warner. The Compensation Committee met five times during 2013. As further described under “Controlled Company” below, because we are a “controlled company,” we are exempt from the requirement that the Compensation Committee be comprised solely of independent directors. Mr. Cohen, who will serve as director until the 2014 Annual Meeting of Stockholders, is a senior advisor to Cerberus and as such is not considered independent.
The Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) to serve as an advisor to the Committee on executive compensation issues and to provide recommendations as to executive compensation levels. Meridian provides ongoing executive compensation advisory services for the Compensation Committee as its independent compensation consultant. Meridian provided a compensation benchmarking study to the Company in February 2013. The Company reviewed the compensation benchmarking study and utilized this study during fiscal 2013 compensation decisions. Meridian did not provide any other services to the Company in fiscal 2013 in excess of $120,000. We have inquired and confirmed that there are no conflicts of interest between any of our directors or executive officers and Meridian.
The Compensation Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Compensation Committee, or to executive officers of the Company.
For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” in this proxy statement.
Controlled Company
We are a “controlled company” for purposes of Section 303A of the NYSE Listed Company Manual. Our basis for this determination is that Cerberus ABP Investor LLC, an affiliate of Cerberus, owns 47,138,267, or approximately 53.33% of the outstanding shares of our common stock as of the Record Date. Accordingly, we are exempt from the NYSE listing requirements that would otherwise mandate (1) a majority of independent directors on our Board, (2) a nominating committee of our Board, comprised solely of independent directors, to select or recommend nominees to our Board, and (3) a compensation committee of our Board, comprised solely of independent directors, to determine the compensation of our executive officers.

Nomination Process
We currently utilize the exemption from the NYSE listing requirements that allows us not to maintain a standing nominating committee comprised solely of independent directors or any other committee performing similar functions. Instead, such matters currently are considered at meetings of our full Board. In addition, because we are a controlled company, we do not have a policy regarding our consideration of nominations or recommendations for director candidates by other stockholders. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Board considers relevant.
Our Board has generally used an informal process to identify and evaluate director candidates. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Board has previously engaged third parties to assist it in identifying qualified independent director candidates. Our Board encourages all directors, independent or otherwise, to identify potential director nominees. As a result, our Board believes that it is presented with a diverse and experienced group of candidates for discussion and consideration.
During the evaluation process, our Board seeks to identify director candidates with the highest personal and professional ethics, integrity and values. While it has not adopted a formal written diversity policy, in the context of the needs of our Board at any given point in time, our Board will seek candidates with diverse experience in business, finance and other matters relevant to a company such as ours, prominence in their profession, concern for the interests of our stockholders and an understanding of our business. Additionally, our Board requires that director nominees have sufficient time to devote to our business and affairs.
IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS
The following table contains the name, age and position with our Company of each of our executive officers and directors as of April 4, 2014. Their respective backgrounds are described in the text following the table.

Name	Age	Position
Roy W. Haley	67	Non-Executive Chairman of the Board of Directors (Director since 2013, Chairman since January 2014)
Mitchell B. Lewis	52	President, Chief Executive Officer and Director (since January 2014)
H. Douglas Goforth	50	Senior Vice President, Chief Financial Officer, Treasurer (since February 2008) and Principal Accounting Officer (since January 2014)
Robert P. McKagen	55	Senior Vice President, Sales and Operations (since August 2012)
Sara E. Epstein	36	Vice President, General Counsel and Corporate Secretary (since February 2013)
Howard S. Cohen	67	Director (since 2007)
Kim S. Fennebresque	64	Director (since 2013)
Richard S. Grant	67	Director (since 2005)
Ronald E. Kolka	54	Director (since 2012)
Steven F. Mayer	54	Director (since 2004)
Alan H. Schumacher	67	Director (since 2004)
M. Richard Warner	62	Director (since 2008)

Executive Officers
Mitchell B. Lewis began serving as our President and Chief Executive Officer and as a Director of BlueLinx Holdings Inc. effective as of January 20, 2014. Mr. Lewis has held numerous leadership positions in the building products industry since 1992. Mr. Lewis served as a director and as President and Chief

Executive Officer of Euramax Holdings, Inc. from February 2008 through November 2013. Mr. Lewis also served as Chief Operating Officer in 2005, Executive Vice President in 2002, and Group Vice President in 1997 of Euramax Holdings, Inc. and its predecessor companies. Prior to being appointed Group Vice President, Mr. Lewis served as President of Amerimax Building Products, Inc. Prior to 1992, Mr. Lewis served as corporate counsel with Alumax Inc. and practiced law with Alston & Bird LLP, specializing in mergers and acquisitions. Mr. Lewis received a Juris Doctor degree from the University of Michigan and a Bachelor of Arts degree in Economics from Emory University.
Mr. Lewis’ position as our Chief Executive Officer, financial expertise, management advisory expertise, and industry experience make him a valuable member of our Board.
H. Douglas Goforth has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2008. He has served as our Principal Accounting Officer since January 2014. From November 2006 until February 2008, Mr. Goforth served as Vice President and Corporate Controller for Armor Holdings Inc. which was acquired by BAE Systems in July 2007. Previously he served as Corporate Controller for BlueLinx from May 2004 until October 2006, where he played a key role in our 2004 IPO. From 2002 until 2004, he served as Controller for the Distribution Division of Georgia-Pacific Corporation. Mr. Goforth has 25 years of combined accounting, finance, treasury, acquisition and management experience with leading distribution and manufacturing companies including Mitsubishi Wireless Communications, Inc., Yamaha Motor Manufacturing, Inc. and Ingersoll-Rand. Mr. Goforth is a North Carolina State Board Certified Public Accountant and earned a Bachelor of Science in Accounting from Mars Hill College in North Carolina.
Robert P. McKagen has served as our Senior Vice President of Sales and Operations since August 2012. He served as our Vice President Supply Chain from 2009 through 2011 and our Regional Vice President of the Southern Region from the Company’s inception in 2001 through 2009. Mr. McKagen has nearly 29 years of industry experience. Prior to working at BlueLinx, Mr. McKagen worked at the distribution division of Georgia-Pacific Corporation from 1985 through 2001 in a wide range of roles, including inside sales, outside sales, branch manager, regional commodity manager, and general manager. He received a Bachelor in Business Administration from Florida Atlantic University.
Sara E. Epstein has served as our Vice President, General Counsel and Corporate Secretary since February 2013, and our Senior Counsel and Corporate Secretary since March 2010. Prior to joining us, Ms. Epstein was an attorney with Jones Day. Ms. Epstein received a Juris Doctor degree from Tulane University and a Bachelor of Arts degree from Tufts University.
Nominees for Election as Director
Information regarding each nominee for director, other than Mr. Lewis, is included below. Information regarding Mr. Lewis is included above under “Executive Officers”.
Roy W. Haley has served as a member of our board since May 2013 and Chairman of our Board since January 2014. Until his retirement in May 2011, Mr. Haley served as the Executive Chairman of WESCO International, Inc. (“WESCO”), a wholesale supplier of electrical and other industrial supplies and services, and until September 2009, also was the Chief Executive Officer of WESCO. Prior to joining WESCO in February 1994, Mr. Haley was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. Mr. Haley currently is a member of the Board of Directors of United Stationers Inc. (“United”) and serves as Chair of United’s Audit Committee, a position he has held for over 11 years. In addition, he is currently a member of the Board of Trustees of Carnegie Mellon University in Pittsburgh. Mr. Haley also served as a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, for twelve years until his retirement in April 2010 and as a director of the Federal Reserve Bank of Cleveland until his retirement in December 2010. Mr. Haley has a history of public company leadership with significant knowledge and operating experience in a distribution company as Chairman and Chief Executive Officer of WESCO. Mr. Haley holds a Bachelor of Science in industrial management from Massachusetts Institute of Technology.
Mr. Haley’s business experience, financial expertise, experience as an officer and director of public companies and industry knowledge qualify him to serve on, and be a valuable member of, the Board.

Kim S. Fennebresque has served as a member of our Board since May 2013. Mr. Fennebresque currently serves as a senior advisor to Cowen Group Inc. (“Cowen”). He previously served as Chairman and Chief Executive Officer of Cowen and its predecessor SG Cowen from 1999 to 2008. Mr. Fennebresque is also the Managing Principal of Dufresne Advisors, LLC and currently serves on the Board of Directors of Ally Financial Inc. Mr. Fennebresque served as Chairman of Dahlman Rose & Co., LLC (“Dahlman”), from 2010 to 2012, and as Chief Executive Officer of Dahlman from July 2011 until August 2012. He has also served as head of the corporate finance and mergers & acquisitions departments at UBS and was a general partner and co-head of investment banking at Lazard Frères & Co. Mr. Fennebresque also held various positions at The First Boston Corporation (now Credit Suisse). He is a graduate of Trinity College and Vanderbilt Law School.
Mr. Fennebresque’s business experience, background in finance and industry knowledge qualify him to serve on, and be a valuable member of, the Board.
Richard S. Grant has served as a member of our Board since December 2005. Previously, Mr. Grant served as a director of The BOC Group plc, until his retirement in 2002. Over 30 years of service with The BOC Group, Mr. Grant held various management positions, most recently as Chief Executive of BOC Process Gas Solutions, Chairman of CNC SA, a Mexican joint venture company, and he had group responsibility for Technology, Latin America and Continental Europe. Previous responsibilities included service as the BOC Regional Director for South Pacific/South Asia, Chairman of Elgas Ltd, an Australian LPG distributor, and before that as President of Ohmeda Medical Devices and Chief Executive Officer of Glasrock Home Healthcare Inc. Mr. Grant currently serves on the Board of Directors of Compass Minerals International Inc., where he is lead director, a member of the audit committee and the compensation committee, and was previously a member of the nominating corporate governance committee, of which he was Chairman.
Mr. Grant’s experience managing distribution businesses, leadership experience, international board experience, transactional experience, financial expertise, experience as an officer and director of public companies, independence and his performance as one of our Board members make him a valuable member of our Board.
Ronald E. Kolka has served as a member of our Board since August 2012. Mr. Kolka is currently a Board member and CFO of Remington Outdoor Co. Previously, he was a Senior Operating Executive at Cerberus Operations and Advisory Company, LLC (“COAC”) from December 2009 through July 2013. Prior to his tenure with COAC, Mr. Kolka was Executive Vice President and Chief Financial Officer of Chrysler LLC beginning in 2007. Mr. Kolka joined Chrysler Corporation in 1986.
Mr. Kolka’s financial and management expertise, his relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.
Steven F. Mayer has served as a member of our Board since May 2004. He has been Senior Managing Director or Managing Director of Cerberus California, LLC and predecessor entities since November 2002 and also serves as Co-Head of Private Equity at Cerberus. Prior to joining Cerberus in 2002 and since 2001, Mr. Mayer was an Executive Managing Director of Gores Technology Group. Prior to joining Gores, from 1996 to 2001, Mr. Mayer was a Managing Director of Libra Capital Partners, L.P. From 1994 until 1996, Mr. Mayer was a Managing Director of Aries Capital Group, LLC, a private equity investment firm that he co-founded. From 1992 until 1994, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell. Mr. Mayer is a member of the boards of directors of Grifols, S.A., YP Holdings, LLC, TransCentra, Inc., Solocal Group, Spyglass Entertainment Holdings, LLC, Innkeepers USA, LLC and Starrus Holdings Limited. Mr. Mayer received his A.B., cum laude, from Princeton University and his juris doctor degree, magna cum laude, from Harvard Law School.
Mr. Mayer’s financial expertise, management advisory expertise, experience as a director of public companies, relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.
Gregory S. Nixon, age 50, has been nominated by the Board for election to the Company’s Board of Directors. Mr. Nixon currently serves as Executive Vice President and Chief Legal Officer of CH2M Hill Companies Ltd. Prior to joining CH2M Hill Companies Ltd., Mr. Nixon served as Senior Vice President,

General Counsel and Corporate Secretary of DynCorp International Inc. Before DynCorp International Inc., Mr. Nixon served as Vice President, Associate General Counsel and Assistant Secretary of McKinsey and Company. Prior to joining McKinsey and Company, Mr. Nixon was a Principal at Booz Allen Hamilton Inc., and also practiced law at Howrey, LLP. Mr. Nixon is a retired Lieutenant Colonel in the United States Air Force, where he was a senior member of the Judge Advocate General’s Corps stationed at the Pentagon. Mr. Nixon serves on the Cerberus Capital Management Operations and Advisory Group LLC Advisory Board. He is a member of the Economic Club of Washington and the Executive Leadership Council. Mr. Nixon received a Juris Doctor degree from Georgetown University.
Mr. Nixon’s business experience, legal expertise, background in supply chain and logistics, and professional services experience qualify him to serve on and be a valuable member of the Board.
Alan H. Schumacher has served as a member of our Board since May 2004. He is a director of Evertec Inc., School Bus Holdings Inc., Quality Distribution Inc. and Noranda Aluminum Holding Corporation. He is also a member of the board of managers of Quality Distribution LLC. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006, and of Equable Ascent Financial, LLC from December 2009 through February 2012. Mr. Schumacher was a member of the Federal Accounting Standards Advisory Board from 2002 through June 2012. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer.
Mr. Schumacher’s financial expertise (including his qualification as a financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies, independence and his performance as one of our Board members make him a valuable member of our Board.
M. Richard Warner has served as a member of our Board since March 2008. Mr. Warner served as a consultant for Cerberus Capital Management, L.P., or Cerberus, from May 2007 through June 2011. Prior to his work with Cerberus, Mr. Warner was employed for more than 20 years in a variety of capacities at Temple-Inland Inc., most recently as a Senior Advisor during 2006, President from 2003 to 2005, Vice President & Chief Administrative Officer from 1999 to 2003 and Vice President & General Counsel from 1994 to 2002. Prior to joining Temple-Inland, Mr. Warner was a commercial lawyer in private practice. Mr. Warner currently serves on the boards of Balcones Resources Inc. and FBC Bancshares, Inc. He was a director of Equable Ascent Financial, LLC, a Cerberus portfolio company from 2007 to February 2012. Mr. Warner received his BBA degree, magna cum laude, from Baylor University and his Juris Doctor degree from Baylor University Law School.
Mr. Warner’s financial expertise, management advisory expertise, experience as a director and officer of public companies, industry knowledge and experience and his performance as one of our Board members make him a valuable member of our Board.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our Corporate Secretary will, as appropriate:
•
  forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board of Directors generally, to the chairman;
•
  attempt to handle the inquiry directly where it is a request for information about us; or
•
  not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.
Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters will be sent to the chairman of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” in this proxy statement and if they meet such requirements, will be promptly forwarded to the director or directors identified in the communication. There have been no material changes to the procedures pursuant to which stockholders may recommend nominees for directors since our 2013 Annual Meeting of Stockholders.
All communications will be summarized for our Board on a periodic basis, and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth, as of April 4, 2014 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each named executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a beneficial owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing percentage ownership of such owner.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)
Stephen Feinberg(2)(3)	47,138,267	53.33%
Stadium Capital Management, LLC(4)	5,010,895	5.67%
Prescott Group Capital Management, L.L.C.(5)	4,423,076	5.00%
Howard S. Cohen(6)	2,236,988	2.53%
Mitchell B. Lewis.	600,000	*
Howard D. Goforth	927,991	1.05%
Robert P. McKagen(7)	216,143	*
Sara E. Epstein	71,770	*
Roy W. Haley	117,315	*
Kim S. Fennebresque	48,492	*
Richard S. Grant(8)	147,391	*
Ronald E. Kolka	31,447	*
Steven F. Mayer(9)	0	*
Gregory S. Nixon	0	*
Alan H. Schumacher	138,722	*
M. Richard Warner	134,038	*
All executive officers and directors as a group (13 persons)	4,670,297	5.28%

*
  Less than one percent.
(1)
  The percentage ownership calculations are based on 88,386,016 shares of our stock outstanding on April 4, 2014. This total includes options to purchases 784,500 shares of our common stock which are exercisable within 60 days of that date.
(2)
  Cerberus ABP Investor LLC is the record holder of 47,138,267 shares of our common stock. Mr. Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus ABP Investor LLC. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 47,138,267 shares of our common stock.
(3)
  The address for Mr. Feinberg is c/o Cerberus Capital Management, L.P., 875 Third Avenue, New York, NY 10022.
(4)
  Stadium Capital Management, LLC exercises shared voting and investment authority over 5,010,895 shares of our stock in conjunction with Alexander M. Seaver and Bradley R. Kent. In addition, Stadium Capital Partners, L.P., also exercises shared voting and investment authority over 4,409,636 of these shares of our stock. The address for Stadium Capital Management, LLC, Alexander M. Seaver, Bradley R. Kent and Stadium Capital Partners L.P. is 199 Elm Street, New Canaan, Connecticut 06840-5321.

(5)
  Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P., through the account of Prescott Group Aggressive Small Cap Master Fund, G.P., exercises shared voting and investment authority over 4,423,076 shares of our stock, representing approximately 5.00%. Prescott Group Capital Management, L.L.C. serves as the general partner of each of Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. and may direct the vote and disposition of the 4,423,076 shares of our common stock. As the principal of Prescott Group Capital Management, L.L.C., Mr. Phil Frohlich may direct the vote and disposition of the 4,423,076 shares of our common stock. The address for Prescott Group Aggressive Small Cap, L.P., Prescott Group Aggressive Small Cap II, L.P., Prescott Group Aggressive Small Cap Master Fund, G.P., Prescott Group Capital Management, L.L.C. and Mr. Phil Frohlich is 1924 South Utica, Suite 1120, Tulsa, Oklahoma 74104-6529.
(6)
  Mr. Cohen’s ownership includes options to purchase 750,000 shares of our common stock which are exercisable within 60 days of April 4, 2014.
(7)
  Mr. McKagen’s ownership includes options to purchase 9,000 shares of our common stock which are exercisable within 60 days of April 4, 2014.
(8)
  Mr. Grant’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable within 60 days of April 4, 2014.
(9)
  The address for Mr. Mayer is c/o Cerberus California, LLC, 11812 San Vicente Boulevard, Los Angeles, CA 90049.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and officers, and beneficial owners of more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during 2013, or written representations from certain reporting persons, we believe that our directors, officers and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for 2013.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of our Board of Directors, referred to in this discussion as the Committee, is responsible for reviewing, establishing and approving the compensation of our named executive officers. Compensation paid to our Chief Executive Officer, Chief Financial Officer and the other named executive officers identified in the Summary Compensation Table is set forth under “Compensation of Executive Officers” below. The following discussion and analysis focuses on compensation to our named executive officers for 2013.
The Committee regularly consults with management regarding employee compensation matters. The Chief Executive Officer’s compensation was primarily determined by, and the material terms of his compensation arrangement are reflected in, his employment agreement entered into on January 15, 2014. For further information regarding the terms of the Chief Executive Officer’s employment, see “Employment Agreement with Chief Executive Officer” below.
Our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers. The Committee also considers market factors in making decisions about our compensation program. In this regard, in 2005, the Committee retained Hewitt Associates, now Meridian, to advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. The Committee and the Company periodically discuss compensation issues and solicit compensation advice and data from Meridian. At the request of the Committee, Meridian provided an updated compensation benchmarking study to the Company in February 2013. The following discussion and analysis, which was reviewed and approved by the Committee, analyzes the objectives and results for 2013 of our named executive officer compensation policies and procedures.

Compensation Policies and Objectives
Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company.
Our executive compensation program is based on the following principles:
•
  Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;
•
  Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhance the individual executive’s performance;
•
  Where possible, a significant component of total direct compensation should consist of variable compensation;
•
  Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and
•
  Increased compensation can be earned through an individual’s increased contribution to the Company.
Compensation programs in which our named executive officers participate are designed to be competitive with the compensation programs of companies with which we compete for executive talent in order to enhance our ability to attract and retain key executive leadership. In this regard, the Committee directed the Company to engage Meridian to perform a benchmark study of the Company’s compensation structure in February 2013. The benchmarking study is used as a comparative tool in the Committee’s evaluation of the Company’s executive compensation in relation to companies believed to represent the appropriate comparable labor market for executive talent. The Company plans to review the updated compensation benchmarking study and utilize this study as we make future compensation decisions.
In addition, the Committee periodically reviews and revises salary ranges and total compensation programs to develop compensation ranges that it believes will position us within the same range as market salaries for similar positions in our industry based on market information obtained from consultation with Meridian, informal market surveys, various trade group publications and other publicly available information.
At the 2013 Annual Meeting, our stockholders expressed their continued support of our executive compensation programs by approving the non-binding advisory vote on our executive compensation. More than 98 percent of votes cast supported our executive compensation policies and practices. During 2013, we reviewed our executive compensation programs in conjunction with business results and stockholder support of our executive compensation program. Following that review, we continue to believe that our executive compensation programs are designed to support the Company and business strategies in concert with our compensation philosophy described above.
Elements of Compensation
Compensation for our named executive officers consists of four general components:
•
  Base salary;
•
  Annual performance-based cash awards;
•
  Long-term equity incentive compensation; and
•
  Other perquisite and benefit programs.
The appropriate mix and amount of compensation for each named executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee in consultation with our Chief Executive Officer. The compensation structure for each of our named executive officers is largely established by his or her employment agreement. The Committee may increase any component of compensation provided by an employment agreement to any of our named executive officers. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.
The Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our Chief Executive Officer presents recommendations and proposals on compensation, which are developed in consultation with our senior human resources officer and other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels and payout levels for the annual cash bonus program under the Company’s short term incentive plan (“STIP”), and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Committee considers these recommendations before determining compensation.
Base Salary
Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide base salary because it is standard in the marketplace and provides a stable part of compensation to encourage retention. Named executive officer salaries generally are reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered upon a promotion, change in job responsibility or when otherwise necessary for equitable reasons. The Chief Executive Officer’s base salary was initially established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee then considers such matters and approves base salary as to the named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive.
The following table sets forth the base salaries for fiscal 2013, awarded to our Chief Executive Officer, our Chief Financial Officer, our Chief Supply Chain Officer, our Senior Vice President, Sales and Operations and our Vice President, General Counsel and Corporate Secretary.

Officer	Base Salary ($)
George R. Judd	690,000
H. Douglas Goforth	425,000
Ned M. Bassil	400,000
Robert P. McKagen	300,000
Sara E. Epstein.	240,000

Annual Bonuses
We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual financial performance and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined based on agreements with the individual executive as well as pursuant to the Company’s STIP. Cash incentives are designed to:
•
  Support our strategic business objectives;
•
  Promote the attainment of specific financial goals;
•
  Reward achievement of specific performance objectives; and
•
  Encourage teamwork.
Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers is a participant in the STIP, and each of their annual bonuses are subject to adjustment by the

Committee, in its discretion, based on the executive’s individual performance and contribution to the Company during the year. The threshold, target and maximum bonus percentages for 2013 for each of the named executive officers as a percentage of each executive’s base salary were as follows:

	Threshold	Target	Maximum
George R. Judd(1)	50%	100%	200%
H. Douglas Goforth	32.5%	65%	130%
Ned M. Bassil(2)	32.5%	65%	130%
Robert P. McKagen	32.5%	65%	130%
Sara E. Epstein	20%	40%	80%
Howard S. Cohen(3)	—	—	—

(1)
  Mr. Judd no longer was employed by the Company effective May 14, 2013. We are presenting his compensation package for 2013 as he was a named executive officer during fiscal 2013.
(2)
  Mr. Bassil no longer was employed by the Company effective December 1, 2013. We are presenting his compensation package for 2013 as he was a named executive officer during fiscal 2013.
(3)
  Mr. Cohen is not an employee of the Company but was paid a single payment of $250,000 in February of 2014 for services rendered as Interim Chief Executive Officer from May 2013 through January 2014. This payment was approved by the Board.
Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target and maximum levels, the Committee may consider specific circumstances facing the Company during the year. For 2013, 100% of a named executive officer’s potential STIP award was based on corporate earnings before interest, tax, depreciation and amortization (“EBITDA”) targets, as adjusted for non-cash items and other items that are allowed at the discretion of the Committee and corporate consolidated revenue. This objective is measured separately against a threshold, target and maximum goal. For 2013, these EBITDA goals were as follows:

	Threshold ($)	Target ($)	Maximum ($)
	(In millions)
EBITDA	20.0	30.0	40.0

During fiscal 2013 the Company achieved comparable adjusted EBITDA of $2.4 million on a 52 week same center basis. Based on our financial performance, the named executive officers were not awarded any bonus compensation under the Company’s STIP in connection with fiscal 2013.
For 2014, the Committee established the STIP financial performance objectives for Messrs. Lewis, Goforth, McKagen and Ms. Epstein based on corporate EBITDA and EBITDA as a percentage of working capital, with the two criteria weighted equally. We believe it will be a challenge to achieve the target financial goal in 2014 for funding of the STIP.
Second Half 2013 Bonus Plan
On August 22, 2013, the Board adopted the BlueLinx Holdings Inc. Second-Half Incentive Plan (the “Plan”). The purpose of the Plan is to permit the Company, through the award of cash bonuses, to motivate participants to achieve maximum profitability and success of the Company during the bonus period, which was from June 30, 2013 through January 4, 2014. As no targets under this plan were achieved, no amounts were accrued or paid.
Long Term Equity Incentive Plans
The purpose of our Long Term Equity Incentive Plans, or LTIPs, is to provide an incentive to our employees to work towards the achievement of our long term performance goals. A further purpose of the LTIPs is to provide a means through which we may better attract able individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders. LTIP grants are made annually. On May 29, 2007, the Committee resolved to set the date on which annual LTIP grants would be made to executive officers and certain members of management as the second Tuesday of each fiscal year, with the Committee retaining the discretion to change this grant date from year to year. The Committee has the discretion to make additional LTIP grants at any time during the year. Such grants generally would be in connection with new hires or promotions within the Company.
In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data and data from our compensation consultant, and also considers other relevant factors.
On January 8, 2013, the Committee awarded shares of restricted stock to certain of the Company’s named executive officers. Messrs. Judd, Goforth, Bassil, McKagen and Ms. Epstein received 188,011, 117,507, 43,869, 62,670 and 9,401 restricted shares, respectively. In lieu of cash bonuses for fiscal 2012 performance, Messrs. Judd, Goforth and Bassil also received 104,863, 41,983, and 12,158 restricted shares, respectively in 2013. Ms. Epstein also received 35,000 shares of restricted stock on April 9, 2013 in connection with her promotion to her current role. The value of these awards was based on the market price of our common stock at the date of the grant. The Committee considered the total dollar value of each named executive officer’s award when approving each grant.
The Committee recognized that many employees have made significant contributions to the Company over the past several years, but have not received recognition for their effort through additional compensation. In an effort to provide recognition of these employees’ contributions and as a part of the Company’s retention strategy, the Committee decided to award performance shares to these employees, including the named executive officers, in January and June 2013. On January 8, 2013, the Committee awarded performance shares to certain of the Company’s named executive officers. Messrs. Cohen, Judd, Goforth, McKagen and Ms. Epstein received 685,714, 498,370, 208,460, 82,236 and 6,036 performance shares, respectively. On June 5, 2013, the Committee also awarded performance shares to certain of the Company’s named executive officers. Messrs. Cohen, Goforth, Bassil, McKagen and Ms. Epstein received 400,354, 261,327, 26,199, 83,170 and 10,407 performance shares, respectively. The value of these awards was based on the market price of our common stock at the date of the grant or at the date of modification, for those grants that were modified.
The performance shares were scheduled to vest in three equal annual installments based on the Company meeting a performance target tied to specified EBITDA targets, for each vesting period. On December 30, 2013, the Committee approved an amendment to the agreements governing the performance shares to provide the Committee with discretion to vest the performance shares regardless of satisfaction of the performance criteria (the “Amendment”) and elected to exercise its discretion to waive the performance criteria with respect to the initial vesting of the performance shares on January 8, 2014 and June 5, 2014. The Committee believed that the significant challenges faced by the Company during 2013, including completion of the 2013 restructuring plan, made achievement of the 2013 performance targets, which were determined in January 2013, significantly more difficult than anticipated at the time of grant. Further, each of the officers made significant contributions to the Company’s growth during the fiscal year that were not fully reflected in the Company’s fiscal 2013 operating EBITDA, that positively impacted the Company’s results during the second-half of 2013. The Committee believed that such achievements in 2013 merited the vesting of the performance shares. The decision to vest the performance shares for the fiscal year 2013 vesting periods does not affect any future vesting periods, and the targets established for the remaining annual vesting periods remain unchanged.
Further information on equity ownership can be found below in “Compensation of Executive Officers.”
Defined Contribution Plan
The Company historically provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. In 2009, the Company suspended its matching contributions to the 401(k) plan for all employees. This suspension continued in effect for fiscal 2011, fiscal 2012 and fiscal 2013 for the named executive officers, and is expected to continue for all or part of fiscal 2014. The named executive officers participate in the plan on substantially the same terms as our other participating employees. We believe that these benefits are comparable to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for its executive officers.
Perquisites and Other Personal Benefits
The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The named executive officers may be provided a car allowance, payment of certain club dues, life insurance and reimbursement for relocation expenses, if applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.
Costs of the perquisites and personal benefits described above for the named executive officers for 2013 that meet the threshold established by SEC regulations are included in the Summary Compensation Table in the “All Other Compensation” column. See “Compensation of Executive Officers.”
Employment Agreements
We currently use employment agreements to attract and/or retain executive officers to BlueLinx. We primarily serve the housing and remodeling industries which are historically cyclical industries. Employment agreements have assisted us in attracting and retaining top executive talent by providing some degree of certainty in light of these major cycles. The Committee, with assistance from our human resources department and legal counsel both inside and outside of the Company, establish and negotiate the terms of the employment agreements. The Committee believes these employment agreements have been useful in securing executive talent for the long-term benefit of the Company and our stockholders. Our employment agreements also include confidentiality, non-competition and non-solicitation provisions, all for the benefit of the Company. Consistent with our compensation philosophy, the employment agreements provide for a significant component of each executive’s annual compensation to be variable, as cash bonuses under our STIP are awarded based on Company performance against pre-established financial or operational goals. For example, no cash bonuses were paid to our named executive officers based on our fiscal 2011 financial performance. Based on improvements in our business during fiscal 2012, cash bonuses became payable to our 2012 named executive officers in fiscal 2013. However, these cash bonuses were paid in the form of restricted stock grants. Additionally, the value of annual equity compensation is determined by our common stock price so our executives’ interests are aligned with those of our stockholders in this regard. No cash bonuses were paid to our named executive officers based on our 2013 financial performance.
Employment Agreement with Chief Executive Officer
On January 17, 2014, BlueLinx Holdings Inc. (“BlueLinx” or the “Company”) announced that Mr. Mitchell B. Lewis accepted an offer to serve as President and Chief Executive Officer and as a director of BlueLinx, effective January 20, 2014.
Mitchell Lewis was sourced through internal relationships and was also presented to us through Spencer Stuart, the search firm retained to conduct the search for a new Chief Executive Officer. Mr. Lewis’ compensation package was constructed based on a review of (i) our previous Chief Executive Officer’s prior compensation package, (ii) Mr. Lewis’ compensation package during his tenure as Chief Executive Officer of Euramax International, Inc. and (iii) industry comparables and standards.
In connection with the hiring of Mr. Lewis, BlueLinx and Mr. Lewis have entered into an Employment Agreement dated January 15, 2014 and effective January 20, 2014, memorializing the terms of Mr. Lewis’s employment as President and Chief Executive Officer. The Employment Agreement provides that Mr. Lewis will receive a base salary of $650,000 per year, subject to increase at the discretion of the Company. Mr. Lewis shall also be eligible to receive an annual bonus pursuant to the terms of BlueLinx’ Short-Term Incentive Plan (“STIP”), with the annual bonus potential to be a target of 100% of his base salary based upon satisfaction of performance goals and bonus criteria to be defined and approved by the

Committee in advance for each fiscal year. In respect to 2014 only, Mr. Lewis will receive a guaranteed bonus in an amount equal to no less than $500,000, which bonus will be paid regardless of whether Mr. Lewis is employed by the Company at the time of payment. Upon commencing employment with BlueLinx, Mr. Lewis received 600,000 shares of restricted stock, which shares will vest in three equal installments on the first, second and third anniversary of the grant date. The Employment Agreement provides that Mr. Lewis’ annual restricted stock grant under the Company’s long-term incentive plans in fiscal 2015 will not be less than 500,000 restricted shares, which shares will vest in three equal installments on the first, second and third anniversary of the grant date. In addition, Mr. Lewis received an additional payment of $100,000 less applicable taxes on or about April 2, 2014. The Employment Agreement provides that Mr. Lewis is eligible to participate in all benefit programs for which senior executives are generally eligible, including the Company’s long-term incentive plans.
The Employment Agreement will expire on January 20, 2016, but will be automatically renewed for successive one-year terms unless 90-days’ prior written notice is given by the Company in advance of the expiration date of any such extended term. If Mr. Lewis’ employment is terminated without “cause” or he resigns for “good reason,” each as described in the Employment Agreement, Mr. Lewis will be entitled to receive, among other things, a payment equal to two times his annual base salary in effect immediately prior to the date of termination. In addition, Mr. Lewis’ time-vested equity awards would vest in full and his performance-vested equity awards would remain outstanding and vest in accordance with their terms.
Under the Employment Agreement, in the event Mr. Lewis’ employment is terminated in connection with a change in control of the Company, Mr. Lewis will be entitled to receive, among other things, a payment equal to three times his annual base salary in effect immediately prior to the date of termination.
Separation Agreement and Release with previous Chief Executive Officer
Mr. George R. Judd was no longer employed by the Company effective May 14, 2013. On June 5, 2013, the Company entered into a Separation Agreement and Release with Mr. Judd. The Separation Agreement provides that Mr. Judd will receive severance in an amount equal to $1,380,000, which amount represents Mr. Judd’s annual Base Salary in effect immediately prior to May 14, 2013 ($690,000) plus the cash bonus amount equal to Mr. Judd’s target bonus (100% of Base Salary) for fiscal 2012, payable in twelve equal monthly installments commencing on the earlier to occur of (i) the first business day of the seventh month after the date of separation or (ii) Mr. Judd’s death. In addition, Mr. Judd’s unvested restricted stock and performance shares were vested in full. Mr. Judd and his eligible dependents are eligible to participate in the Company’s medical and dental plan coverage under COBRA for a period of 18 months after May 14, 2013, on the same basis and at the same cost to him as available to similarly-situated active employees. After 18 months, if Mr. Judd has not become eligible for coverage under another employer’s plan, the Company shall pay to Mr. Judd (on the first day of each calendar month thereafter) an amount equal to the premium for medical and dental coverage substantially similar to the coverage Mr. Judd would have been eligible to receive under the Company’s medical and dental plans, less any portion of the contribution Mr. Judd would be required to pay under COBRA. Mr. Judd is also entitled to receive up to $25,000 in aggregate outplacement services to be used within one year of May 14, 2013.
The Separation Agreement also contains confidentiality provisions, as well as non-competition and non-solicitation covenants for a period of one year following his separation from the Company.
Second Amended and Restated Employment Agreement with Chief Financial Officer
On January 22, 2013, we entered into a Second Amended and Restated Employment Agreement with H. Douglas Goforth, our Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer. The Second Amended and Restated Employment Agreement expires on January 23, 2015, except that it will be renewed automatically for an additional one-year period unless 90 days’ prior written notice is given by either party in advance of the expiration date of any such extended term. The Second Amended and Restated Employment Agreement provides that Mr. Goforth’s annual base salary shall be paid at the rate of $425,000 per year, subject to increase at the discretion of the Committee. Mr. Goforth shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 65% of his base salary up to a maximum of 130% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year in accordance with the terms of the bonus plan. In addition, the Second Amended and Restated Employment Agreement provides that Mr. Goforth is eligible to participate in all benefit programs for which senior executives are generally eligible.
Under his Second Amended and Restated Employment Agreement, the Company may terminate Mr. Goforth’s employment for cause or without cause. If Mr. Goforth’s employment is terminated without cause or he resigns for good reason, the Second Amended and Restated Agreement provides Mr. Goforth with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount equal to the target bonus amount Mr. Goforth was eligible to receive for the prior fiscal year. Such sum is payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Goforth’s death. The Second Amended and Restated Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination. The Second Amended and Restated Employment Agreement supercedes and replaces Mr. Goforth’s Amended and Restated Employment Agreement with the Company dated January 21, 2011.
Release Agreement with previous Chief Supply Chain Officer
Mr. Ned M. Bassil no longer was employed by the Company effective December 1, 2013. On December 30, 2013, the Company entered into a Release Agreement with Mr. Bassil. The Release Agreement provides that Mr. Bassil will receive severance in an amount equal to $660,000, payable in twelve equal monthly installments commencing on the earlier to occur of (i) the first business day of the seventh month after the date of release or (ii) Mr. Bassil’s death. In addition, Mr. Bassil’s shares of unvested restricted stock were vested in full and his performance shares were forfeited. Mr. Bassil and his eligible dependents will be eligible to participate in the Company’s medical and dental plan coverage under COBRA for a period of one year after the effective date of the Release Agreement on the same basis and at the same cost to him as available to similarly-situated active employees. Mr. Bassil is also entitled to receive up to $25,000 in aggregate outplacement services to be used within one year of the Release Agreement.
Third Amended and Restated Employment Agreement with SVP, Sales & Operations
On December 9, 2013, we entered into a Third Amended and Restated Employment Agreement with Robert P. McKagen, our Senior Vice President, Sales and Operations. The Employment Agreement amends and restates the prior employment agreement between the Company and Mr. McKagen, dated January 8, 2013. The Employment Agreement provides that Mr. McKagen will receive a base salary at the rate of $300,000 per year. Mr. McKagen shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 65% of his base salary up to a maximum of 130% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee for each fiscal year in accordance with the terms of the applicable bonus plan. The Employment Agreement provides that Mr. McKagen is eligible to participate in all benefit programs for which senior executives are generally eligible.
Under the Employment Agreement, the Company may terminate Mr. McKagen’s employment for cause or without cause. If Mr. McKagen’s employment is terminated without cause or he resigns for good reason, the Employment Agreement provides Mr. McKagen with, among other things, (i) payment equal to his annual base salary in effect immediately prior to the date of termination, payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. McKagen’s death; (ii) payment of a pro-rata portion of his annual bonus for the performance year in which the termination occurs payable at the time annual bonuses are paid to other senior executives; (iii) all unvested time vested restricted stock grants will automatically vest and become non-forfeitable; (iv) all unvested performance-vested performance share or restricted stock grants will remain outstanding and will vest and become non-forfeitable in accordance with their terms and based on the actual performance of the Operating Company; and (v) up to $25,000 in aggregate outplacement services to be used within one year of the date of termination.

Employment Agreement with General Counsel
On May 15, 2013, the Company entered into an Employment Agreement with Sara E. Epstein, our Vice President, General Counsel and Corporate Secretary. The agreement expires on January 8, 2015, except that agreement will be renewed automatically for an additional one-year period unless 90 days’ prior written notice is given by either party in advance of the expiration date of any such extended term. The Employment Agreement provides that Ms. Epstein will receive a base salary at the rate of $240,000 per year. Ms. Epstein shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 40% of her base salary up to a maximum of 80% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Employment Agreement provides that Ms. Epstein is eligible to participate in all benefit programs for which senior executives are generally eligible.
Under her Employment Agreement, the Company may terminate Ms. Epstein’s employment for cause or without cause. If Ms. Epstein’s employment is terminated without cause or she resigns for good reason, the Employment Agreement provides Ms. Epstein with, among other things, payment equal to her annual base salary in effect immediately prior to the date of termination, plus the amount equal to the target bonus for Ms. Epstein for the fiscal year prior to the year of the termination of her employment, payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Ms. Epstein’s death. The Employment Agreement also contains confidentiality provisions.
Cohen Compensation
Howard S. Cohen served as Chairman of our Board from March 2008 through January 2014 and as a member of our Board since September 2007. Mr. Cohen also served as our Interim Chief Executive Officer in fiscal year 2013. As Mr. Cohen is not considered an employee of the Company, we do not have an employment agreement with Mr. Cohen. However, on January 3, 2014, the Board of Directors of the Company approved a lump-sum cash payment in the amount of $250,000 to Howard S. Cohen for his service as Interim Chief Executive Officer in fiscal year 2013. The payment was made on February 10, 2014.
Risk Analysis of Compensation Program
The Committee has reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that reasonably could have a material adverse effect on the Company. There is no objective way to measure risk resulting from a company’s compensation program; therefore, such analysis is subjective in nature. After reviewing our compensation program, the Committee believes that the only elements that could incentivize risk taking are the annual cash incentives under the STIP and awards made under the LTIP with payouts dependent on the achievement of certain performance levels by the Company. Since base salaries are fixed, they do not encourage risk taking. The same is true of awards under the LTIP that include only time-based vesting. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, the Committee believes that the Company’s compensation program is appropriately balanced. The Committee believes that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains ultimately could jeopardize not only the Company’s ability to meet the long-term performance objectives, but also appreciation in the Company’s stock price. In addition, the Committee believes that the establishment of reasonable performance goals, the capping of payouts and the avoidance of any steep payout changes at the various payout levels of the performance-based STIP and LTIP compensation components further reduce any risk-taking incentive that may be associated with these compensation elements. As a result, the Committee does not believe that our compensation program incentivizes unreasonable risk taking.
Internal Revenue Code Section 162(m)
In making compensation decisions, the Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and meets other technical requirements. However, the Committee reserves the right to provide for compensation to executive officers that may not be deductible if it believes such compensation is in the best interests of the Company and its stockholders.
COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K.
M. Richard Warner, Chairman
Howard S. Cohen
Alan H. Schumacher
Kim S. Fennebresque

COMPENSATION OF EXECUTIVE OFFICERS
2013 SUMMARY COMPENSATION TABLE
The following table sets forth the cash and non-cash compensation for 2013, 2012 and 2011, awarded to our Chief Executive Officer, our Chief Financial Officer, our Chief Supply Chain Officer, our Senior Vice President, Sales and Operations, our Vice President, General Counsel and Corporate Secretary and our Interim Chief Executive Officer. We refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Comp. ($)(2)	All Other Comp. ($)	Total ($)
George R. Judd, Former President and Chief Executive Officer(3)	2013	293,250	—	2,265,057	—	242,787	2,801,094
	2012	645,000	—	891,720	345,000	19,095	1,900,815
	2011	600,000	—	691,839	—	22,542	1,314,381
H. Douglas Goforth, SVP, CFO, Treasurer and Principal Accounting Officer(4)	2013	425,000	—	1,692,423	—	18,787	2,136,210
	2012	400,000	—	557,326	138,125	19,310	1,114,761
	2011	375,000	—	372,527	—	16,321	763,848
Ned M. Bassil, Former Chief Supply Chain Officer(5)	2013	376,923	—	206,598	—	5,287	588,808
	2012	400,000	—	—	40,000	106,421	546,421
	2011	26,154	—	290,000	—	100,000	416,154
Robert P. McKagen, SVP, Sales & Operations(6)	2013	274,141	30,000	674,471	—	—	978,612
Sara E. Epstein, VP, General Counsel and Corporate Secretary(7)	2013	231,969	17,500	161,953	—	—	411,422
Howard S. Cohen, Director, Board of Directors(8)	2013	—	—	3,207,692	—	250,000	3,457,692

(1)
  The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. The value of the performance based shares included in this column was calculated based on the probable outcome of the performance conditions as of the grant date of the performance shares. Stock and performance share awards generally vest in various increments over multi-year periods. As a result, this grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.
The amounts in this column for 2013 include performance shares valued as follows: Mr. Cohen, $3,207,692; Mr. Judd, $1,644,621; Mr. Goforth, $1,304,650; Mr. Bassil $61,830; Mr. McKagen $467,660; and Ms. Epstein $44,479. These values are based on the original grant date fair value. As indicated above, Mr. Bassil no longer was employed by the Company effective December 1, 2013 and forfeited his performance share awards as of such date. Mr. Judd no longer was employed by the Company effective May 14, 2013 and vested in his performance share awards as of such date for a total value of $1,161,202.
The first tranche of the performance shares granted on January 8, 2013 and June 5, 2013 were modified by the Compensation Committee in the fourth quarter of fiscal 2013, despite the performance criteria not being achieved. The fair value of the first tranche of these grants was adjusted upon modification. The fair value of the second and third tranches continues to be based on the fair value on date of grant. The values shown in the table above are based on the original grant date fair value for all three tranches. The first tranche of the performance shares issued on January 8, 2013 vested in January of fiscal 2014. The total fair value upon modification related to the January 8, 2013 grant is as follows: Mr. Cohen, $1,938,285; Mr. Goforth, $589,247; Mr. McKagen $232,454; and

Ms. Epstein $17,062. The first tranche of the performance shares issued on June 5, 2013 will vest in June of fiscal 2014. The total fair value upon modification related to the June 5, 2013 grant is as follows: Mr. Cohen, $880,779; Mr. Goforth, $574,919; Mr. McKagen $182,974; and Ms. Epstein $22,895.
(2)
  Under the fiscal 2012 STIP, the Committee determined that based on the Company’s financial performance, including EBITDA achievement, a bonus should be given to the named executive officers. During January 2013, in lieu of a cash bonus for fiscal 2012 STIP, the named executive officers received restricted stock awards. The economic value of this bonus, presented in the above table, for Messrs. Judd, Goforth, and Bassil was $345,000, $138,125, and $40,000, respectively. These awards vested one year from the date of grant. As indicated above, Mr. Judd and Mr. Bassil no longer were employed by the Company effective May 14, 2013 and December 1, 2013, respectively. They vested in their restricted stock bonus as of the date of their separation.
(3)
  Mr. Judd no longer was employed by the Company effective May 14, 2013; thus his compensation represents five and one half months pay for fiscal 2013. Mr. Judd’s “All Other Compensation” for fiscal 2013 includes severance of $230,000, an auto allowance of $2,931, a club dues allowance of $2,308 and health benefits paid by the Company of $7,548.
(4)
  Mr. Goforth’s “All Other Compensation” for fiscal 2013 includes an auto allowance of $7,500; a club dues allowance of $6,000 and health benefits paid by the Company of $5,287.
(5)
  Mr. Bassil no longer was employed by the Company effective December 1, 2013; thus his compensation represents 11 months pay for fiscal 2013. “All Other Compensation” for 2013 represents health benefits paid by the Company of $5,287.
(6)
  Mr. McKagen’s “Base Salary” for 2013 includes a $61,120 compensation increase as part of his promotion that went into effect in December of fiscal 2013. He therefore received $274,141 in fiscal 2013 as it was not retrospective. His bonus was a discretionary bonus approved by the Board and paid in fiscal 2013.
(7)
  Ms. Epstein’s “Base Salary” for 2013 includes a $72,000 compensation increase as part of her promotion that went into effect in April of fiscal 2013. She therefore received $231,969 in fiscal 2013 as it was partially retrospective. Her bonus was a discretionary bonus approved by the Board and paid in fiscal 2013. Her stock awards include restricted stock with a grant date fair value of $86,450, related to her promotion.
(8)
  Mr. Cohen is not an employee of the Company but was paid a single payment of $250,000 in February of 2014 for services rendered as Interim Chief Executive Officer from May 2013 through January 2014. This payment was approved by the Board.

GRANTS OF PLAN-BASED AWARDS FOR 2013
The table below sets forth information regarding all grants of awards made to the named executive officers during 2013. For further information regarding the terms of certain of these grants, see “Compensation Discussion and Analysis” above.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards # of Shares(3)	All Other Option Awards # of Shares Underlying Option	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
George R. Judd(4)	—	345,000	690,000	1,380,000	—	—	—	—	—	—	—
	1/08/13							188,011			620,436
	1/08/13							104,863			346,048
	1/08/13				—	498,370	—				1,644,621
Howard D. Goforth	—	138,125	276,250	552,500	—	—	—	—	—	—	—
	1/08/13							117,507			387,773
	1/08/13							41,983			138,544
	1/08/13				—	208,460	—				687,918
	6/05/13				—	261,327	—				616,732
Ned M. Bassil(5)	—	130,000	260,000	520,000	—	—	—	—	—	—	—
	1/08/13							43,869			144,768
	1/08/13				—			12,158			40,121
	6/05/13				—	26,199	—				61,830
							—
Robert P. McKagen	—	97,500	195,000	390,000	—	—	—	—	—	—	—
	1/08/13							62,670			206,811
	1/08/13				—	82,236	—				271,379
	6/5/13				—	83,170	—				196,281
Sara E. Epstein	—	48,000	96,000	192,000	—	—	—	—	—	—	—
	1/08/13							9,401			31,023
	1/08/13				—	6,036	—				19,919
	4/09/13							35,000			86,450
	6/05/13				—	10,407	—				24,561
Howard S. Cohen(6)	—	N/A	N/A	N/A	—	—	—	—	—	—	—
	1/08/13				—	685,714	—				2,262,857
	6/05/13				—	400,354	—				944,835

(1)
  These columns show the range of possible payouts which were targeted for 2013 performance under the Company’s STIP as described in the section titled “Annual Bonuses” in the Compensation Discussion and Analysis and are based on the named executive officer’s final base salary for 2013.
(2)
  The performance shares issued to each executive represent a target number of shares to be issued to the recipient at the conclusion of the performance cycle, pursuant to the terms of the performance measure vesting schedule in the award agreement which calls for the shares to vest in three equal tranches on the anniversary of each respective grant date (subject to accelerated vesting in the event of a change of control, as defined in the 2006 LTIP). The performance measure vesting schedule is used to determine the actual amount of shares of Company common stock to be issued to the recipient, based on the Company meeting certain targets for Operating EBITDA during the performance cycle of 2013 through 2015. These targets were approved by the Compensation Committee in conjunction with the grant of performance share awards. Pursuant to the terms of the performance measure vesting schedule, a recipient may earn 0% or 100% of the number of targeted shares awarded to him or her in the Performance Share Award Agreement. Based on the action taken by the Committee on December 30, 2013, the actual number of shares in which the executives will vest in January 2014 and June 2014 will be the target number of performance shares for such vesting dates without regard to achievement of the performance target.

(3)
  The restricted stock grants disclosed in the table were all issued pursuant to the Company’s 2004 or 2006 LTIP. The first restricted stock award presented for each individual in this column and granted on January 8, 2013 cliff vest three years from the date of grant. This award of shares of restricted stock for the first January 8, 2013 grant listed is as follows, in shares: Mr. Judd, 188,011; Mr. Goforth, 117,507; Mr. Bassil, 43,869; Mr. McKagen, 62,670; and Ms. Epstein, 9,401. The Committee also awarded restricted stock during January of fiscal 2013 in lieu of cash bonuses based on the Company’s fiscal 2012 financial results. These restricted stock awards vest one year from the date of grant. We presented this award in the table above as they were granted in fiscal 2013. These amounts were presented in the “Summary Compensation Table” in fiscal 2012. This award of shares of restricted stock for the second January 8, 2013 grant listed is as follows, in shares: Mr. Judd, 104,863; Mr. Goforth, 41,983; and Mr. Bassil, 12,158. The Company recommended and the Committee agreed no bonuses would be paid to the named executive officers based on the Company’s financial results for fiscal 2013. Ms. Epstein was also awarded 35,000 shares of restricted stock upon her promotion, which vest three years from the date of grant.
(4)
  Mr. Judd’s awards were vested upon his separation from the Company for a total value of $3,397,481 for restricted stock and $1,161,202 for performance shares. The portion of this total value related to fiscal 2013 grants was $682,396 and $1,161,202 for restricted stock and performance shares, respectively.
(5)
  Mr. Bassil’s performance share awards were forfeited and his restricted stock awards were vested upon his separation from the Company for a total value of $499,253, of which $109,253 related to fiscal 2013 grants.
(6)
  Mr. Cohen is not an employee of the Company, and therefore is not a participant in the STIP. Mr. Cohen did not receive restricted stock grants in fiscal 2013, but did receive performance shares.
2013 OUTSTANDING EQUITY AWARDS AT YEAR END
The following table sets forth certain information with respect to unexercised stock options, unvested shares of restricted stock and unvested performance shares held on January 4, 2014 by each of our named executive officers.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
George R. Judd(3)	—	—	—	—	—	—	—	—
Howard D. Goforth	—	—	—	—	636,399	1,234,614	469,787	911,387
Ned M. Bassil(4)	—	—	—	—	—	—	—	—
Robert P. McKagen	9,000	—	14.01	6/5/16	137,670	267,080	165,406	320,888
Sara E. Epstein	—	—	—	—	74,401	144,338	16,443	31,899
Howard S. Cohen	750,000	—	4.66	3/10/18	—	—	1,086,068	2,106,972

(1)
  Computed based on the closing price of our common stock on January 4, 2014 of $1.94.
(2)
  The number of shares reported is the target number of performance shares granted in January and June 2013 (based on the December 30, 2013 Compensation Committee action with respect to these shares). Each of the performance share grants contain three tranches, with a tranche vesting on each anniversary of the date of grant, if the Company exceeds certain financial metrics. Otherwise, the performance shares are forfeited. The first tranche of the performance shares issued in January and June 2013 vested or will vest, despite the performance criteria not being achieved.

(3)
  Mr. Judd forfeited all unexpired options three months after the date of his separation. All unvested stock vested as of his separation date, effective May 14, 2013.
(4)
  Mr. Bassil forfeited all unvested performance shares as of the date of his separation, described further above, effective December 1, 2013. All unvested stock vested as of the same date.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information with respect to shares of restricted stock and performance shares that vested in 2013. No stock options held by the named executive officers were exercised in fiscal 2013.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George R. Judd(1)	1,851,697	4,558,683
H. Douglas Goforth	151,613	484,811
Ned M. Bassil	256,027	499,253
Robert P. McKagen	32,000	93,080
Sara E. Epstein	—	—
Howard S. Cohen	185,058	610,691

(1)
  During fiscal 2013, George Judd’s performance shares vested upon his separation from the Company. The number of shares acquired on the vesting of his performance shares was 498,370. The value realized on the vesting of these performance shares was $1,161,202. In the schedule above, the remaining shares acquired and value realized on vesting relate to shares of restricted stock.
Payments upon Certain Events of Termination or Change-in-Control
As described above under “Compensation Discussion and Analysis — Employment Agreements,” certain of our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company in certain circumstances. Additionally, our named executive officers hold equity awards issued pursuant to our 2004 LTIP and our 2006 LTIP. Options, restricted stock and performance shares issued pursuant to these plans generally vest automatically upon a change in control of the Company. As described above, neither of Messrs. Judd nor Bassil was employed by the Company as of January 4, 2014. For additional information regarding their severance arrangements, see “Separation Agreement and Release with Previous Chief Executive Officer” and “Release Agreement with Previous Chief Supply Chain Officer.”
The following table describes the estimated present value of unvested restricted stock and performance share awards that would have immediately vested in the event that the named executive officer’s employment was terminated by reason of death or disability on January 4, 2014. All outstanding option awards held by the named executive officers were fully vested at January 4, 2014.

	Value of Options(1)	Value of Restricted Stock(1)	Value of Performance Shares(1)(2)	Total(1)
H. Douglas Goforth	—	$1,234,614	—	$1,234,614
Robert P. McKagen	—	$267,080	—	$267,080
Sara E. Epstein	—	$144,338	—	$144,338
Howard S. Cohen	—	—	—	—

(1)
  Computed based on the closing price of our common stock on January 4, 2014 of $1.94.
(2)
  Vesting occurs pursuant to the terms in the performance share agreement, excluding the requirement of continued full-time employment through the vesting date. Each named executive officer would receive zero value for their performance shares at January 4, 2014, in the event that the named executive officer’s employment was terminated by reason of death or disability.

The following table describes the estimated present value of unvested restricted stock and performance share awards that would have immediately vested in the event that a change in control of the Company occurred on January 4, 2014. All outstanding option awards held by the named executive officers were fully vested at January 4, 2014.

	Value of Options(1)	Value of Restricted Stock(1)	Value of Performance Shares(1)	Total(1)
H. Douglas Goforth	—	$1,234,614	$911,387	$2,146,001
Robert P. McKagen	—	$267,080	$320,888	$587,968
Sara E. Epstein	—	$144,338	$31,899	$176,237
Howard S. Cohen	—	—	$2,106,972	$2,106,972

(1)
  Computed based on the closing price of our common stock on January 4, 2014 of $1.94.
In addition to accelerated vesting of outstanding equity awards upon a change in control, our named executive officers are entitled to receive certain other payments in connection with certain termination events specified in their employment agreements. As described above under “Compensation Disclosure & Analysis — Employment Agreements,” in the case of Messrs. Judd, Goforth, Bassil, McKagen and Ms. Epstein any of the Company’s obligations to make cash payments following the termination of their respective employment is contingent upon the executive complying with certain restrictive covenants contained in their respective employment agreements. The restrictive covenants for Messrs. Judd, Goforth, Bassil and McKagen prohibit, during periods defined in the agreements and subject to certain limited exceptions, (i) competing with the Company, (ii) employing or soliciting Company employees, (iii) interfering with Company relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of one year following the later of the expiration or termination of employment under the employment agreement. The restrictive covenant for Ms. Epstein prohibits disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information.
In the event that any of the named executive officers’ employment is terminated by the Company “for cause,” we are only obligated to pay the executive his or her salary and provide the executive with fringe benefits through the date of termination.
The following table describes the estimated present value of payments that would have been due to the named executive officers in the event that their employment was terminated by the Company due to a “termination without cause” (as defined in the employment agreement) or by the executive for “good reason” (as defined in the employment agreement) on January 4, 2014. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table as well as above under “Employment Agreements.”

	Salary and Bonus	Continuing Medical Coverage	Outplacement Services Allowance
H. Douglas Goforth	$701,250	$11,409	$25,000
Robert P. McKagen(1)	$495,000	$11,985	$25,000
Sara E. Epstein	$336,000	$3,892	$25,000
Howard S. Cohen(2)	—	—	—

(1)
  Assuming Mr. McKagen’s employment was terminated at year end, he would receive a pro-rata portion of his annual bonus based on the number of days he was employed by the Company during the performance year.
(2)
  Howard S. Cohen is not an employee of the Company and therefore has no employment agreement.

DIRECTOR COMPENSATION FOR 2013
Shown below is information concerning the compensation for each member of the Board for fiscal 2013. Beginning in fiscal 2013, directors were able to elect to receive the cash portion of their annual director retainer in either cash, shares of common stock, or a combination thereof.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Howard S. Cohen(3)	271,750	3,207,692	—	3,479,442
Kim S. Fennebresque(4)	43,667	49,798	—	93,465
Richard S. Grant(5)	98,750	63,887	—	162,637
Roy W. Haley(6)	47,417	59,758	—	107,175
Ronald E. Kolka	—	—	—	—
Steven F. Mayer	—	—	—	—
Charles H. McElrea(7)	92,000	—	—	92,000
Alan H. Schumacher(8)	123,750	77,619	—	201,369
M. Richard Warner(9)	116,250	59,758	—	176,008

(1)
  Our directors who are not current employees of the Company, current employees or members of Cerberus’ operations team, or the Chairman of our Board, referred to as our outside directors, receive an annual director’s retainer fee. Our outside directors received a retainer fee with an economic value of $50,000. These directors could elect to receive this retainer in either cash, shares of restricted stock, or a combination thereof. For directors that joined the Company in fiscal 2013, such as Messrs. Fennebresque and Haley, they received a pro-rated portion of this retainer fee based on the amount of time they served on the Board during the year. Messrs. Fennebresque, Grant, Haley and Schumacher received the entire amount in cash. Mr. Warner elected to receive $25,000 in cash and the remaining $25,000 in shares of restricted stock.
As Chairman of our Board in 2013, Mr. Cohen received a chairman’s fee that had an economic value of $258,000 in consideration of the additional time and commitment attendant to the duties of the position of Chairman of the Board. This fee was paid in cash over the course of the year. The Board of Directors of the Company approved compensation to be paid to Mr. Haley as Non-Executive Chairman of the Board of Directors of the Company for fiscal 2014 in the amount of $260,000 per year, to be paid as follows: cash in the amount of $100,000, to be paid quarterly in advance; and $160,000 in restricted shares of the Company’s common stock, issued on January 20, 2014, with one-quarter of such shares to vest on each of the following dates: April 5, 2014, July 5, 2014, September 4, 2014, and January 3, 2015.
In addition, each outside director receives a fee of $1,250 in cash for each directors’ meeting attended. Outside directors also receive a fee of $20,000 in cash for serving as chairperson of a committee or $10,000 in cash for being a member of a committee. The grant date fair value of awards granted during 2013, other than those awards discussed in this footnote, is included in the “Stock Awards” column of the above table. Other than our Chairman of the Board in 2013, directors who are currently employed by the Company or Cerberus, or who are members of Cerberus’ operations team, do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.
(2)
  The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. The value of the performance based shares included in this column was calculated based on the probable outcome of the performance conditions as of the grant date of the performance shares. Stock and performance share awards generally vest in various increments over multi-year periods. As a result, this grant date fair value may not be indicative of the ultimate value the executive may receive under these grants. The grant date fair value of restricted stock awards granted during 2013, other than those described in Footnote 1, is included in the “Stock Awards” column of the above table. Our directors also received a retainer fee that was paid in restricted stock, with no option to be received in cash, that equated to 20,243 shares for each applicable director with a grant date fair value of $49,798 and an economic value of $50,000. These awards will vest on May 21, 2014. In addition, members of our Audit Committee received shares of restricted stock which will vest three years from the date of grant. These additional awards are described within footnotes 4, 5, 6, 8 and 9 of this table.
(3)
  Mr. Cohen served as Chairman of the Board in 2013. At January 4, 2014, Mr. Cohen held 1,086,068 performance shares and fully vested options to acquire 750,000 shares of common stock. The grant date fair value of awards granted in fiscal 2013 is included in the “Stock Awards” column in the above table. This does not reflect $250,000 paid in February of fiscal 2014 for service as Interim Chief Executive Officer as set forth in the 2013 Summary Compensation Table.
(4)
  On May 16, 2013, Mr. Fennebresque joined the Compensation Committee as the fourth director on the committee. At January 4, 2014, Mr. Fennebresque held 20,243 shares of restricted stock. As discussed in Footnote 2, these awards, which were received in fiscal 2013, had a grant date fair value of $49,798 and vest on May 21, 2014. The grant date fair value of this award is included in the “Stock Awards” column in the above table.
(5)
  Mr. Grant serves as a member of the Audit Committee of the Board. At January 4, 2014, Mr. Grant held 33,257 shares of restricted stock, 1,719 performance shares and fully vested options to purchase 10,000 shares of the Company’s common stock. Included in the total shares are 3,040 shares of restricted stock received in fiscal 2013 for additional fees related to serving on the Audit Committee, which had a grant date fair value of $10,032. This award cliff vests three years from the date of grant. During fiscal 2013, as discussed in Footnote 2, Mr. Grant also received 20,243 shares with a grant date fair value of $49,798. This award vests on May 21, 2014. A total of 1,719 performance shares were also received in fiscal 2013 with a total grant date fair value of $4,057. This award vests in three equal tranches on each respective anniversary of the grant date. The grant date fair value for these awards is included in the “Stock Awards” column in the above table.
(6)
  On May 16, 2013, Mr. Haley joined the Audit Committee as the fourth director on the committee. At January 4, 2014, Mr. Haley held 24,292 shares of restricted stock. Included in the total shares are 4,049 shares of restricted stock received for additional fees related to serving on the Audit Committee, which had grant date fair value of $9,961. This award cliff vests three years from the date of grant. During fiscal 2013, as discussed in Footnote 2, Mr. Haley also received 20,243 shares with a grant date fair value of $49,798. This award vests on May 21, 2014. The grant date fair value of these awards is included in the “Stock Awards” column in the above table.
(7)
  Mr. McElrea served as a member of the Audit Committee of the board though October 30, 2012. The amount shown in the “Fees Earned or Paid in Cash” column in the above table relates to fees earned in fiscal 2012 that were paid in fiscal 2013.
(8)
  Mr. Schumacher serves as the Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board of Directors. At January 4, 2014, Mr. Schumacher held 41,282 shares of restricted stock and 3,288 performance shares. Included in the total shares above are 6,079 shares of restricted stock received in fiscal 2013 for additional fees related to serving as chairperson of the Audit Committee, which had grant date fair value of $20,061. This award cliff vests three years from the date of grant. During fiscal 2013, as discussed in Footnote 2, Mr. Schumacher also received 20,243 shares with a grant date fair value of $49,798. This award vests on May 21, 2014. The performance shares noted above were also received during fiscal 2013 by Mr. Schumacher with a total grant date fair value of $7,760. This award vests in three equal tranches on each respective anniversary of the grant date. The grant date fair value of these awards is included in the “Stock Awards” column in the above table.
(9)
  On February 14, 2013, Mr. Warner joined the Audit Committee as the third director on the committee. Mr. Warner also serves as Chairman of the Compensation Committee. At January 4, 2014, Mr. Warner held 31,891 shares of restricted stock. Included in the total shares are 4,049 shares of restricted stock received in fiscal 2013 for additional fees related to serving on the Audit Committee, which had a grant date fair value of $9,961. This award cliff vests three years from the date of grant. During fiscal 2013, as discussed in Footnote 2, Mr. Warner received 20,243 shares with a grant date fair value of $49,798. This award vests on May 21, 2014. The grant date fair value of these awards is included in the “Stock Awards” column in the above table. During fiscal 2013, as discussed in Footnote 1, Mr. Warner also received 7,599 shares of restricted stock with a grant date fair value of $25,077, as he elected to receive a portion of his retainer fee in restricted stock. This award vests one year from the date of grant. The economic value of this award granted during 2013 is included in the “Fees Earned or Paid in Cash” column in the above table.
Compensation Committee Interlocks and Insider Participation
Messrs. Cohen, Schumacher, Warner and Fennebresque are the current members of the Compensation Committee. Mr. Cohen served as our Interim Chief Executive Officer from March 2008 through October 2008 and May 2013 through January 2014 and as our Executive Chairman from March 2008 through March 2009 and May 2013 through January 2014, and is a senior advisor to Cerberus. None of the members of the Compensation Committee had any “interlocks” within the meaning of Item 407(e)(4) of the SEC Regulation S-K during fiscal year 2013.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.bluelinxco.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting and expressing an opinion on the conformity of those financial statements and internal control over financial reporting with United States generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board.
The Audit Committee held 19 meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended January 4, 2014, with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communication with Audit Committee. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
Based on the reports and discussions described above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the fiscal year ended January 4, 2014, for filing with the SEC.
Respectfully Submitted by:
The Audit Committee of the
Board of Directors:
Alan H. Schumacher, Chairman
Richard S. Grant
M. Richard Warner
Roy W. Haley
The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval or Ratification of Related Person Transactions
Our legal department and Corporate Secretary are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our stockholders or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees through our Business Conduct and Ethics Hotline.
If a related person transaction is identified by the legal department as one which must be reported in our Annual Report on Form 10-K or our proxy statement, as applicable, pursuant to applicable SEC regulations, we present the transaction to the Audit Committee for its review and approval or ratification. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.
Cerberus Capital Management, L.P., our equity sponsor, retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We believe that the terms of these consulting arrangements are favorable to us, or, alternatively, are materially consistent with those terms that would have been obtained by us in an arrangement with an unaffiliated third party. We have normal service, purchase and sales arrangements with other entities that are owned or controlled by Cerberus. We believe that these transactions are not material to our results of operations or financial position.
For fiscal 2013 there were $150,000 in fees incurred for services provided by Cerberus. These fees were paid to Cerberus in fiscal 2014. We are considering utilizing their consulting services for fiscal 2014.
Non-Independent Directors
We believe that, as of the date of our Annual Meeting, four of the current members of our Board, and three members of our Board following our Annual Meeting if all nominees for director are elected, do not meet the independence standards promulgated under the listing standards of the NYSE. Three of the current members of our Board are current or recent employees of or senior advisors to Cerberus. If all nominees for director are elected, two members of our Board, following our annual meeting, will be current or recent employees of or senior advisors to Cerberus. Mr. Mayer currently is employed by Cerberus and Mr. Cohen is a senior advisor to Cerberus. Mr. Kolka was employed by Cerberus until July 2013. Mr. Lewis is the Company’s President and Chief Executive Officer. As a “controlled company,” we are exempt from the requirement that our Board be composed of a majority of independent directors.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS
Our corporate governance guidelines, as in effect from time to time, may be found on our website, www.bluelinxco.com. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance as often as necessary to remain current in all aspects of corporate governance for similarly situated companies.
Our Board has adopted a policy to self-evaluate its performance on an annual basis.
Our code of conduct and ethics, applicable to all employees and officers as well as members of our Board, as in effect from time to time, may be found on our website, www.bluelinxco.com. Any amendment to or waiver of our code of conduct and ethics for any Board member, our Chief Executive Officer, our

Chief Financial Officer as well as any other executive officer will be disclosed on our website, www.bluelinxco.com. Additionally, our corporate governance guidelines and code of conduct and ethics are available in print to any stockholder who requests them by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.
Our code of conduct and ethics provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our code of conduct and ethics, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.
SUBMISSION OF STOCKHOLDER PROPOSALS
We currently expect to hold our 2015 annual meeting of stockholders in May 2015. There are two different deadlines for submitting stockholder proposals for the 2015 meeting. First, if you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 12, 2014. Proposals should be addressed to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act.
In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2015 annual meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. To be timely, notice shall be delivered to our secretary before February 14, 2015, but no earlier than January 15, 2015; provided, that, in the event the date of the 2015 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the 2014 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2015 annual meeting and no later than the later of 90 days before the 2015 annual meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
DELIVERY OF PROXY MATERIALS
To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will continue to receive separate proxy cards based on their registered ownership of our common stock. Any stockholder sharing such an address who does not receive an individual proxy statement and annual report may write or call us as specified below and we will promptly send the materials to the stockholder at no cost. For future meetings, a stockholder may request separate copies of our proxy statement and annual report or request that we only send one set of these materials if the stockholder is receiving multiple copies, by writing to the Board of Directors, in care of our Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339, or by telephoning the Company at 770-953-7000.

# REVOCABLE PROXY
## BLUELINX HOLDINGS INC.

**THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.**

**This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Board's nominees for director in Proposal 1 and FOR Proposals 2 and 3.**

**Mark here if you plan to attend the meeting.** ☐

**Mark here for address change.** ☐

______________________________

______________________________

______________________________

**Comments:**

______________________________

______________________________

______________________________

☒ **PLEASE MARK VOTES AS IN THIS EXAMPLE**

**INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.**

______________________________

| | For | Against | Abstain |
|---|---|---|---|
| 2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2014. | ☐ | ☐ | ☐ |
| 3. Proposal to approve the advisory, non-binding resolution regarding the executive compensation described in this Proxy Statement. | ☐ | ☐ | ☐ |

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

5750

5750THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.The undersigned appoints Sara E. Epstein and Rebecca S. Smith,and each of them, as proxies, each with the power to appoint his orher substitute, and authorizes each of them to represent and vote, asdesignated below, all of the shares of stock of BlueLinx Holdings Inc.held of record by the undersigned on April 4, 2014, at the AnnualMeeting of Stockholders of BlueLinx Holdings Inc. to be held on May15, 2014, and at any and all adjournments or postponements thereof.The Board of Directors recommends voting FOR its nominees fordirector and FOR proposals 2 and 3.This proxy, when properly executed, will be voted in the mannerdirected herein by the undersigned stockholder. If no direction ismade, this proxy will be voted FOR the Board’s nominees fordirector in Proposal 1 and FOR Proposals 2 and 3.PLEASE MARK VOTESX AS IN THIS EXAMPLEREVOCABLE PROXYBLUELINX HOLDINGS INC.DateSign above Co-holder (if any) sign abovePlease be sure to date and signthis proxy card in the box below.Please sign exactly as name appears hereon. When shares are held by joint tenants, both shouldsign. When signing in a fiduciary or representative capacity, give full title as such.With- For AllFor hold Except1. Proposal to elect nine directors to hold office until the2015 annual meeting of stockholders or until theirsuccessors are duly elected and qualified.• Kim S. Fennebresque • Steven F. Mayer •Richard S. Grant • Gregory S. Nixon•Roy W. Haley •Alan H. Schumacher• Ronald E. Kolka • M. Richard Warner• Mitchell B. LewisINSTRUCTION: To withhold authority to vote for any individual nominee, mark ‘‘ForAll Except’’ and write that nominee’s name in the space provided below.FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLYPLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE2. Proposal to ratify the appointment of Ernst & Young LLP as For Against Abstainthe Company’s independent registered public accounting firmfor fiscal year 2014.3. Proposal to approve the advisory, non-binding resolutionregarding the executive compensation described in this ProxyStatement.In their discretion, the proxies are authorized to vote upon such other business as mayproperly come before the meeting or any adjournments or postponements of the meeting.For Against AbstainMark here if you plan to attend the meeting.Mark here for address change.Comments: